UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

INVENTRUST PROPERTIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

InvenTrust Properties Corp.

2809 Butterfield Road, Suite 360

Oak Brook, Illinois 60523

(855) 377-0510

Supplement to Proxy Statement

For the 2015 Annual Meeting of Stockholders

to be held on December 15, 2015

Explanatory Note

On or about October 23, 2015, InvenTrust Properties Corp. (the “Company” or “InvenTrust”) made available to stockholders its proxy statement (“Proxy Statement”) describing the matters to be voted upon at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). This supplement (this “Supplement”) updates the Proxy Statement and should be read in conjunction with it.

This Supplement updates the information in the Proxy Statement and is first being made available to stockholders on November 23, 2015. This supplement does not change the proposals to be acted on at the Annual Meeting, or the recommendations of the Board of Directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Separation Agreement

Effective November 23, 2015, Mr. Jack Potts resigned as Executive Vice President – Chief Financial Officer and Treasurer and principal financial officer of the Company and from all other officer, director or other positions he holds with any subsidiary, division or affiliate of the Company. Mr. Potts’ resignation is not a result of any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure or internal controls.

In connection with Mr. Potts’ resignation, the Company and Mr. Potts entered into a Severance Agreement and General Release, dated as of November 23, 2015 (the “Severance Agreement”). Under the Severance Agreement, Mr. Potts will be entitled to the following compensation and benefits: (i) $1,376,550 payable over a period of 12 months following the effective date of Mr. Potts’ resignation (the “separation date”); (ii) $380,500 payable in a lump-sum within 60 days following the separation date; (iii) continued health insurance coverage at the Company’s expense for up to eighteen months following the separation date; and (iv) accelerated vesting, effective as of the separation date, of 50,000 restricted stock units previously granted to Mr. Potts which were otherwise scheduled to vest on December 31, 2015.

All such compensation and benefits are conditioned upon Mr. Potts executing and not revoking the general release of claims set forth in the Severance Agreement. The Severance Agreement further provides that the noncompete covenant under Mr. Potts’ employment agreement with the Company will continue to apply for six months (rather than twelve months) following the separation date. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the terms of the Severance Agreement, a copy of which is attached as Exhibit 10.1 to the Form 8-K being filed with the Securities and Exchange Commission on November 23, 2015.

Appointment of Michael Podboy as Executive Vice President – Chief Financial Officer, Chief Investment Officer and Treasurer (Principal Financial Officer)

Immediately after the effectiveness of the resignation of Jack Potts, on November 23, 2015, the Board appointed current Executive Vice President, Chief Investment Officer, Michael E. Podboy, as Executive Vice President – Chief Financial Officer, Chief Investment Officer and Treasurer and principal financial officer of the Company.

Mr. Podboy, 38, has served as the Company’s Executive Vice President - Chief Investment Officer since November 2014 and served as the Company’s Executive Vice President - Investments from the time the Company initiated its self-management transactions on March 12, 2014 through November 2014. Since 2007, Mr. Podboy has taken a leading role in over $10 billion of transactions at InvenTrust, which include platform transactions, property level acquisitions and dispositions, and alternative investments. Mr. Podboy also served as the senior vice president of non-strategic asset management of the Company’s former business manager, Inland American Business Manager & Advisor, Inc. (the “Business Manger”) from January 2012 through March 2014 and vice president asset management of the Business Manager from May 2007 through December 2011. Mr. Podboy previously worked in the field of public accounting and was a senior manager in the real estate division for KPMG LLP, where he served as a certified public accountant. He received a B.A. with a focus on accounting and computer science from the University of Saint Thomas in Saint Paul, Minnesota. Mr. Podboy also served as a Trust Manager for Cobalt Industrial REIT II, a REIT which focused on light industrial properties, and currently serves as an Executive Committee member of our retail joint venture entity, IAGM Retail Fund I, LLC.

Voting of Proxies

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote, whether or not you plan to attend the Annual Meeting. Please refer to the Proxy Statement for additional information on how to vote. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on December 15, 2015:

The Proxy Statement, this Supplement and our annual report to stockholders for the year ended December 31, 2014 are available at www.proxyvote.com.